EXHIBIT 10.11

PAY TO STAY PROGRAM LETTER AGREEMENT BETWEEN THE COMPANY AND BETH B. PULLEY

April 6, 2010

Ms. Beth B. Pulley

Dear Beth:

As you are aware, North American Galvanizing & Coatings, Inc. (“NAGC”) recently announced that it has entered into an agreement to be acquired by AZZ incorporated (“AZZ”).  The press release issued on April 1, 2010 announcing the Agreement, which outlines the general terms and time table of the proposed transaction, is attached for your reference.  The anticipated date for completion of the tender offer for AZZ’s acquisition of a majority of the shares of NAGC is the end of May or the beginning of June.

The purpose of this letter is to offer you an opportunity to participate in a “Pay to Stay” program designed to provide both you and NAGC an understanding of your employment status during this period. The Company relies on you to do the best job possible.  We would like for you to maintain that focus.  Therefore, a “Pay to Stay” program is being offered to you if you agree to remain in your current position for a period up to and including two weeks past the close of the tender offer.  During the two week period immediately following the close of the tender offer, the organization of the continuing company will be determined.  At the completion of that process you will be informed of your future with the new organization (the “Notification Date”).

Should you be notified at that time that your services are no longer required, or that your services are only required through a specific period (and you then work through that period), you will be paid a “Pay to Stay” payment at the time of your separation.  This payment will be in addition to those severance benefits you might also be eligible to receive under Company policy.

If you are notified that your employment will continue under similar circumstances as your current employment, and you are involuntarily terminated without cause within three months of the Notification Date or your job location is changed or base salary is reduced during this period, you will receive the full “Pay to Stay” payment.  This payment will also be in addition to those severance benefits which you are eligible to receive under the NAGC policy.  If you terminate for other reasons prior to the end of that period, however, you will not receive the “Pay to Stay” payment.

If you have not been given a termination date and continue to work for at least three months beyond the Notification Date, you will not be eligible to receive the “Pay to Stay” amount.

The “Pay to Stay” payment amount is equivalent to 6 months of your current base pay.

For purposes of this letter, “cause” means your conviction of a felony; negligent failure to carry out your duties with the Company after you have been provided with notice of the willful failure and have been given an opportunity to cure it; insubordination; violation of company rule or policy; misconduct, job abandonment; gross negligence or resignation by employee.

Any “Pay to Stay” payments will be subject to applicable withholdings.

Please be advised that this document does not constitute a formal employment contract or otherwise alter the nature of the at-will employment relationship between you and NAGC.  If you agree to work through the transition period and then work through that period, and are terminated at the end of the defined period for reasons other than cause, the Company will draft an “Agreement for Severance Benefits and For Release, Waiver and Nondisclosure” which will be presented to you at the time of your separation from the Company.   Execution of this Severance Agreement is a required condition for you to receive the “Pay to Stay” payment.

Again, the “Pay to Stay” program is designed to promote your staying focused on your job; please do so to the best of your ability paying special attention to Quality and Safety.  I thank you for all your past efforts and look forward to you giving the same effort during this transition period.

Sincerely,

Ronald J. Evans

/s/ Ronald J. Evans

President & CEO

ACCEPTED:

/s/ Beth B. Pulley

Employee Signature

April 6, 2010

Date